NEWS FOR IMMEDIATE RELEASE

October 21, 2009                                                                                  For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Results for the Third Quarter and Nine Months of 2009

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. (NASDAQ: WSBC), a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the third quarter and year-to-date periods ended September 30, 2009.

Net income available to common shareholders for the quarter ended September 30, 2009 was $2.3 million while diluted earnings per common share were $0.09, as compared to $11.5 million or $0.43 per common share for the third quarter of 2008, and $4.7 million or $0.18 per share in the prior quarter ended June 30, 2009.  Earnings per common share in the third quarter included a charge of $0.09 per common share for the unamortized discount on the repurchase of the Troubled Asset Relief Program (“TARP”) preferred stock and an additional $0.03 per share for preferred stock dividends paid in the third quarter.  For the nine month period, net income available to common shareholders was $11.4 million or $0.43 per common share, while for the same period in 2008, net income was $32.3 million or $1.22 per common share. Net income before preferred stock dividends and the accounting adjustment for the TARP repayment was $16.6 million year to date.

Highlights for the third quarter and nine months ended September 30, 2009 include the following:

•
Net interest income increased 3.0% in the third quarter as compared to the second quarter of 2009 and 6.0% over the first quarter of 2009 as a result of the acquisition of five former AmTrust Bank branches in the Columbus, Ohio metropolitan area on March 27, 2009.  WesBanco purchased approximately $600 million of deposits for a total price of $21.1 million and is now operating the acquired branches under the WesBanco Bank name.  Also contributing to improved net interest income were lower rates on interest bearing liabilities, particularly for deposits, as a result of decreasing market interest rates, certificate of deposit maturities and WesBanco’s focus on improving the net interest margin by reducing higher cost funding sources.

•
The provision for credit losses in the third quarter of 2009 increased $9.7 million from the third quarter of 2008.  The higher provision expense reflects increased loan charge-offs of $14.0 million.  During the quarter WesBanco charged-down two commercial loans by $8.5 million, with $2.0 million of this charge reserved for in the second quarter. One of the charge-offs was caused by a fraudulent equipment leasing scheme which impacted a borrower’s equipment leasing activities, and the other loss was on a hotel which was previously identified as impaired.  Higher provision expense also reflects the general deterioration of credit quality across all segments of the loan portfolio due to the prolonged recession, which has caused increases in net charge-offs and non-performing assets.  The allowance for loan losses increased to 1.74% of total loans at September 30, 2009 as compared to 1.21% at September 30, 2008, and 1.65% at the end of the second quarter.

•
On September 9, 2009 WesBanco repurchased from the U.S. Department of the Treasury 75,000 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued under the TARP program, at a purchase price of $75 million plus a final accrued dividend of $250,000.  The funds used to redeem the preferred stock were derived from security sales and other internal sources, including a special dividend from the bank paid during the quarter that was previously approved by the bank’s regulators. The repurchase of the preferred stock resulted in WesBanco recording a $2.3 million charge in the third quarter representing the unamortized discount on the preferred stock, as well as certain unamortized issuance costs.  These charges are reflected on the income statement after net income. WesBanco received approval from regulatory authorities and the U.S. Treasury to redeem the preferred stock. WesBanco’s consolidated and bank subsidiary capital ratios continue to be in excess of the “well capitalized” benchmarks for regulatory purposes at September 30, 2009 after repurchase of the preferred stock.  WesBanco also issued a warrant to the Treasury Department with the preferred stock in December 2008 and is currently negotiating terms for the repurchase of this warrant.

Mr. Limbert commented, “based on our continued strong capital levels, WesBanco has taken action in the third quarter to repurchase the TARP preferred stock.  The full impact of the repurchase of the TARP preferred stock will be recognized beginning in the fourth quarter through the elimination of the charge to earnings per common share. Although the effects of the recession continue to impact the allowance for loan losses, this quarter’s results again reflect improvements in net interest income and deposit fee income compared to the previous quarters of 2009 as a result of the acquisition of the former AmTrust branches in March and implementation of successful retail strategies.”  Mr. Limbert further remarked, “as the equity markets have begun to improve, trust fees have increased from earlier quarter levels.  Declines in interest rates have improved our cost of funds, and continued management focus on maintaining a quality investment portfolio has significantly increased the unrealized gain position of the securities available-for-sale portfolio.”

Net Interest Income

As compared to the three and nine month periods in 2008, net interest income improved 0.4% in the third quarter of 2009, but slightly decreased 1.6% year to date.  Average earning assets increased $483.4 million or 10.6% for the quarter and $416.1 million or 9.1% for the year-to-date period, primarily due to the acquisition of the branches.  However, the net interest margin decreased by 35 and 37 basis points in the 2009 third quarter and year-to-date periods, respectively, as compared to the same periods in 2008, primarily due to reinvesting proceeds from the branch deposit acquisition into lower yielding, short duration securities. Also, the continuation of the low interest environment in 2009 has impacted the margin as lower security and loan yields and a reduction of interest income from the increased nonperforming loans have not been fully offset by decreases in deposit and borrowing cost of funds. However, the margin has somewhat benefited from a 5.0% increase in average non-interest bearing deposit balances year to date, the result of marketing campaigns focused on checking account products.

Net interest income for the third quarter increased $1.2 million or 3.0% from the second quarter of 2009, due to the acquisition and a higher net interest margin.  The margin increase, totaling 18 basis points resulted from a combination of an increase in the yield in earning assets, reflecting the full benefit of the second quarter investment of the cash received from the branch acquisition, and a 13 basis point decline in the cost of interest bearing liabilities resulting from the lower interest rate environment and re-pricing of higher rate CDs and certain term borrowings.  The benefit of the improved rates was partially offset by a 3.3% decline in average earning assets used to fund the previously anticipated third quarter run off of some of AmTrust’s former higher rate, single service customer CDs.

Provision for Credit Losses

The provision for credit losses was $16.2 million in the third quarter of 2009, an increase of $9.7 million from the third quarter of 2008.  For the year to date period the provision was $36.0 million, as compared to $17.6 million in the same period of 2008.  Higher provision expense for the third quarter reflects a $3.8 million charge-off on a loan secured by a hotel, which has been transferred to other real estate owned.  Also in the third quarter, an impairment of $4.7 million was determined on a commercial loan to an equipment leasing company, of which $3.6 million was charged off.  The charged-off portion of this loss was incurred mostly as a result of fraudulent activities by a major customer of the Bank's borrower.  Higher provision expense also reflects the general deterioration of credit quality across all segments of the loan portfolio due to the prolonged recession.

Net charge-offs for the third quarter of 2009 increased $7.9 million compared to the second quarter of 2009 and $9.1 million compared to the third quarter of 2008, with $7.4 million of these increases from the two previously discussed loans.  Worsening economic conditions and declining property values have resulted in higher residential and commercial real estate losses while consumer loan losses have been relatively stable.  The provision for loan losses exceeded net charge-offs by $2.2 million in the third quarter of 2009 and $11.0 million for the first nine months of 2009, which increased the allowance for loan losses to 1.74% of total loans at September 30, 2009 compared to 1.65% at June 30, 2009 and 1.21% at September 30, 2008.

Non-performing loans increased $0.8 million from the second quarter to $82.4 million at September 30, 2009 or 2.35% as a percent of total loans, and increased $46.1 million from December 31, 2008.  The non-performing loan increase from year-end reflects general deterioration of credit quality which has been most prevalent in the commercial and residential real estate portfolios, but migration into non-accrual status and overall new loan delinquencies have slowed since the first quarter.  Commercial real estate and residential real estate loans represent approximately 62% and 17%, respectively of non-performing loans at September 30, 2009.  Commercial real estate has been impacted by rising vacancy rates and declining property values across all classes of property particularly in the metropolitan markets of central and southwestern Ohio.  More residential real estate loans are experiencing extended delinquency that requires them either to be renegotiated to avoid foreclosure whenever possible or placed on non-accrual even if they remain adequately secured.  Although categorized as non-performing loans, most renegotiated loans are accruing as they generally continue to perform in accordance with their modified terms.

The allowance for loan losses represented 179% of net charge-offs for the trailing twelve months ended September 30, 2009, and 74% of non-performing loans.

Non-Interest Income

As compared to the third quarter of 2008, non-interest income increased by $3.6 million, due to increased net securities gains of $1.1 million, a bank owned life insurance claim of $1.0 million, a $0.4 million increase in service charges on deposits and higher income from sales of mortgage loans, securities brokerage and ATM fees.

Non-interest income for the first nine months of 2009 increased $2.4 million compared to the same period of 2008 due to higher net gains on the sale of securities of $2.8 million and higher bank owned life insurance due to the death benefit claim, partially offset by lower trust fee income of $1.6 million due to lower market values. The service charge increase is the result of the branch acquisition, an increase in economic activity and recent free checking marketing campaigns, while mortgage loan sale income is up due to increased product demand. Securities brokerage income continues to grow from improved sales, primarily from the central Ohio market as former AmTrust brokerage representatives have transitioned certain maturing deposit customers into non-bank products.

Non-Interest Expense

In the third quarter of 2009, non-interest expense increased by $1.5 million as compared to the third quarter of 2008 due to increases in FDIC insurance, employee health care and pension expenses, partially offset by a decline in merger-related expenses and marketing. For the first nine months of 2009 expenses increased $3.2 million compared to the same period in 2008; however, expenses declined $0.7 million excluding FDIC insurance and merger-related expenses.  An increase in FDIC insurance of $6.5 million in the first nine months of 2009 can be attributed to a $2.6 million special assessment in the second quarter, an increase in the FDIC base rate and elimination of certain assessment credits recognized in prior periods and, to a lesser extent, the increase in deposits resulting from the branch acquisition.  Salaries and wages declined $0.8 million due to a decrease in full time equivalent employees from September 30, 2008 to September 30, 2009; however, employee benefits increased by $2.1 million due to higher health care costs and higher pension expenses resulting from a decline in the value of pension assets experienced in 2008.

Decreases in net occupancy and equipment, amortization of intangibles and marketing represented a $1.5 million cost reduction from the first nine months of 2008.  Miscellaneous taxes decreased by $1.3 million primarily from the termination of a REIT subsidiary in the fourth quarter of 2008.  These cost reductions were partially offset by an online customer services contract termination fee of $0.5 million, as a new suite of internet banking products was placed in service in October, increased foreclosure expenses and higher processing fees to service greater customer activity in electronic transactions.

Investments

Total investments at September 30, 2009 increased $552 million or 63.6% from September 30, 2008 due to the investment of cash from the branch acquisition, while decreasing somewhat from the prior quarter as sales at net gains funded the repayment of the TARP, as well as intentional reductions in CDs and certain borrowings.  As a result of decreases in market interest rates, net unrealized gains on the available-for-sale portfolio increased $18.4 million to $36.0 million from year end to September 30, 2009.

Loans

Total portfolio loans were $3.5 billion at quarter end, down from year-end’s $3.6 billion level, primarily due continued strategic reductions in residential mortgage loan balances, while management focuses on improving overall credit quality. Reduced new loan demand as well as normal pay-downs on both commercial and residential loans contributed to the decreases.  The loan to deposit ratio was 87% at September 30, 2009 as compared to 102% at year-end, primarily as a result of the liquidity provided by the branch deposit acquisition.

Deposits

Deposits at September 30, 2009 increased $501.6 million or 14.3% compared to December 31, 2008 due to the  branch acquisition.  The increase in WesBanco deposits has been partially offset by expected run off of the acquired, higher-cost CDs over the last two quarters. Some of this runoff has contributed to a remix into low cost money market and checking account deposits.

Borrowings

On September 16, 2009, WesBanco renewed a revolving line of credit with a correspondent bank.  The line of credit, which accrues interest at an adjusted LIBOR rate, provides for aggregate secured borrowings of up to $25 million, and matures July 31, 2010.  The credit facility provides an additional source of liquidity to the parent company.  At September 30, 2009 there were no outstanding advances on the line.

FHLB borrowings at September 30, 2009 decreased 4.9% from December 31, 2008 to $568.0 million.  Deposit rates now approximate the average cost of new FHLB or other wholesale borrowings, resulting in management’s decision to reduce overall balance sheet reliance on such borrowing types. The shift to a more liquid balance sheet with the recent branch deposit acquisition also provides opportunities to reduce borrowings as they mature to further shrink the size of the balance sheet.

Income Taxes

The provision for income taxes decreased $5.4 million in the first nine months of 2009 compared to the same period in 2008 due to a decrease in pre-tax income and a decrease in the effective tax rate.  For 2009 the effective tax rate decreased to 2.3% as compared to 15.1% in the first nine months of 2008, due primarily to the decrease in pre-tax income as well as a higher percentage of tax-exempt income to total income, and certain third quarter tax accrual adjustments to filed returns.

Shareholders’ Equity

WesBanco continues to maintain strong regulatory capital ratios of 7.55% tier I leverage capital, 10.97% tier I risk-based capital, and 12.23% total risk-based capital, all of which are considerably above the “well capitalized” standards promulgated by bank regulators, after the repayment of $75 million in TARP preferred stock in the 2009 third quarter.  Total tangible common equity to tangible assets (non-GAAP measure) improved to 5.75% at September 30, 2009 from the second quarter, primarily due to balance sheet strategies and an increase in other comprehensive income. On August 27, 2009 the Board of Directors of WesBanco declared a third quarter common stock dividend of $0.14 per share, a 50% reduction in the quarterly dividend rate as compared to the prior quarterly rate.  The reduction was taken to address the impact of the recession on earnings and to increase capital internally by reducing the payout ratio.  The dividend reduction will better match dividends to current earnings opportunities.

WesBanco is a multi-state bank holding company with total assets of approximately $5.6 billion, operating through 114 branch locations and 138 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statements:

Forward-looking statements in this report relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with WesBanco’s Form 10-K for the year ended December 31, 2008 and documents subsequently filed by WesBanco with the Securities and Exchange Commission (“SEC”), including WesBanco’s Form 10-Q as of March 31 and June 30, 2009, which are available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com.  Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s most recent Annual Report on Form 10-K filed with the SEC under Part I, Item 1A. Risk Factors.  Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to WesBanco and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the SEC, the Financial Institution Regulatory Authority and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; internet hacking; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, greater than expected outflows on recent branch acquisition deposits; marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 7
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,			September 30,
Statement of income	2009	2008	% Change	2009	2008	% Change
Interest income	$ 65,212	$ 68,675	(5.04%)	$ 194,493	$ 214,043	(9.13%)
Interest expense	24,783	28,388	(12.70%)	76,686	94,353	(18.72%)
Net interest income	40,429	40,287	0.35%	117,807	119,690	(1.57%)
Provision for credit losses	16,200	6,457	150.89%	36,019	17,605	104.60%
Net interest income after provision for
credit losses	24,229	33,830	(28.38%)	81,788	102,085	(19.88%)
Non-interest income
Trust fees	3,508	3,639	(3.60%)	10,149	11,702	(13.27%)
Service charges on deposits	6,648	6,280	5.86%	17,941	17,903	0.21%
Bank-owned life insurance	1,873	934	100.54%	3,661	2,696	35.79%
Net securities gains/(losses)	1,329	276	381.52%	3,933	1,182	232.74%
Net gains on sales of mortgage loans	820	595	37.82%	1,606	1,059	51.65%
Other income	4,377	3,246	34.84%	10,011	10,314	(2.94%)
Total non-interest income	18,555	14,970	23.95%	47,301	44,856	5.45%
Non-interest expense
Salaries and wages	13,920	14,062	(1.01%)	41,085	41,933	(2.02%)
Employee benefits	5,240	3,980	31.66%	15,008	12,899	16.35%
Net occupancy	2,572	2,511	2.43%	7,676	8,034	(4.46%)
Equipment	2,888	2,739	5.44%	8,117	8,185	(0.83%)
Marketing	1,486	2,078	(28.49%)	3,961	4,458	(11.15%)
FDIC Insurance	1,528	310	392.90%	7,104	574	1137.63%
Amortization of intangible assets	806	950	(15.16%)	2,315	2,872	(19.39%)
Restructuring and merger-related expenses	2	539	(99.63%)	623	3,244	(80.80%)
Other operating expenses	9,263	8,996	2.97%	26,174	26,696	(1.96%)
Total non-interest expense	37,705	36,165	4.26%	112,063	108,895	2.91%
Income before provision for income taxes	5,079	12,635	(59.80%)	17,026	38,046	(55.25%)
Provision for income taxes	(363)	1,126	(132.24%)	390	5,750	(93.22%)
Net income	$ 5,442	$ 11,509	(52.72%)	$ 16,636	$ 32,296	(48.49%)
Preferred dividends	3,121	-	100.00%	5,233	-	100.00%
Net Income available to Common Shareholders	$ 2,321	$ 11,509	(79.83%)	$ 11,403	$ 32,296	(64.69%)

Taxable equivalent net interest income	$ 42,365	$ 42,220	0.34%	$ 123,626	$ 125,566	(1.55%)

Per common share data
Net income available per common share - basic	$ 0.09	$ 0.43	(79.07%)	$ 0.43	$ 1.22	(64.75%)
Net income available per common share - diluted	$ 0.09	$ 0.43	(79.07%)	$ 0.43	$ 1.22	(64.75%)
Dividends declared	$ 0.14	$ 0.28	(50.00%)	$ 0.70	$ 0.84	(16.67%)
Book value (period end)				$ 22.30	$ 22.04	1.16%
Tangible book value (period end) (2)				$ 11.41	$ 11.91	(4.14%)
Tangible common book value (period end) (2)				$ 11.41	$ 11.91	(4.14%)
Average common shares outstanding - basic	26,567,653	26,550,318	0.07%	26,565,621	26,548,304	0.07%
Average common shares outstanding - diluted	26,568,081	26,561,874	0.02%	26,567,174	26,558,421	0.03%
Period end common shares outstanding	26,567,653	26,560,889	0.03%	26,567,653	26,560,889	0.03%
Period end preferred shares outstanding	-	-	0.00%	-	-	0.00%

Selected ratios
Return on average assets	0.38%	0.88%	(56.67%)	0.40%	0.77%	(48.44%)
Return on average equity	3.35%	7.78%	(56.89%)	3.39%	6.57%	(48.44%)
Return on average tangible equity (2)	7.48%	16.19%	(53.77%)	7.22%	15.56%	(53.62%)
Yield on earning assets (1)	5.30%	6.18%	(14.24%)	5.39%	6.46%	(16.56%)
Cost of interest bearing liabilities	2.21%	2.80%	(21.07%)	2.35%	3.07%	(23.45%)
Net interest spread (1)	3.09%	3.38%	(8.58%)	3.04%	3.39%	(10.32%)
Net interest margin (1)	3.35%	3.70%	(9.46%)	3.32%	3.69%	(10.03%)
Efficiency (1)	61.89%	63.24%	(2.13%)	65.56%	63.90%	2.60%
Average loans to average deposits	87.21%	101.25%	(13.87%)	90.18%	98.81%	(8.73%)
Annualized net loan charge-offs/average loans	1.58%	0.54%	191.78%	0.95%	0.46%	107.50%
Effective income tax rate	(7.15%)	8.91%	(180.21%)	2.29%	15.11%	(84.84%)

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(2) See non-GAAP financial measures for additional information relating to the calculation of this item.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 8
(unaudited, dollars in thousands)					% Change
Balance sheet (period end)	September 30,			December 31,	September 30, 2009
Assets	2009	2008	% Change	2008	to Dec. 31, 2008
Cash and due from banks	$ 75,257	$ 109,182	(31.07)%	$ 76,025	(1.01)%
Due from banks - interest bearing	11,999	17,646	(32.00)	65,145	(81.58)
Securities	1,419,137	867,414	63.61	935,588	51.68
Loans held for sale	6,860	5,165	32.82	3,874	77.08
Portfolio Loans:
Commercial and commercial real estate	2,228,739	2,173,073	2.56	2,209,925	0.85
Residential real estate	739,151	881,695	(16.17)	856,999	(13.75)
Consumer and home equity	533,732	543,152	(1.73)	537,385	(0.68)
Total portfolio loans	3,501,622	3,597,920	(2.68)	3,604,309	(2.85)
Allowance for loan losses	(60,755)	(43,480)	39.73	(49,803)	21.99
Net portfolio loans	3,440,867	3,554,440	(3.20)	3,554,506	(3.20)
Premises and equipment, net	91,411	95,033	(3.81)	93,693	(2.44)
Accrued interest receivable	22,091	21,570	2.42	19,966	10.64
Goodwill and other intangible assets, net	289,087	269,114	7.42	267,883	7.92
Bank-owned life insurance	102,670	100,916	1.74	101,229	1.42
Other assets	101,712	109,457	(7.08)	104,132	(2.32)
Total Assets	$ 5,561,091	$ 5,149,937	7.98%	$ 5,222,041	6.49%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 514,726	$ 489,309	5.19%	$ 486,752	5.75%
Interest bearing demand deposits	467,085	442,478	5.56	429,414	8.77
Money market accounts	678,099	505,522	34.14	479,256	41.49
Savings deposits	479,342	429,502	11.60	423,830	13.10
Certificates of deposit	1,866,256	1,654,635	12.79	1,684,664	10.78
Total deposits	4,005,508	3,521,446	13.75	3,503,916	14.32
Federal Home Loan Bank borrowings	567,939	613,142	(7.37)	596,890	(4.85)
Short-term borrowings	236,884	271,084	(12.62)	297,805	(20.46)
Junior subordinated debt	111,175	111,089	0.08	111,110	0.06
Accrued interest payable	10,664	10,618	0.43	10,492	1.64
Other liabilities	36,586	37,172	(1.58)	42,457	(13.83)
Shareholders' equity (1)	592,335	585,386	1.19	659,371	(10.17)
Total Liabilities and Shareholders' Equity	$ 5,561,091	$ 5,149,937	7.98%	$ 5,222,041	6.49%

Average balance sheet and
net interest margin analysis	Three months ended September 30,				Nine months ended September 30,
	2009		2008		2009		2008
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Due from banks - interest bearing	$ 38,772	0.19%	$ 18,953	1.15%	$ 43,606	0.19%	$ 10,365	2.85%
Loans, net of unearned income	3,529,534	5.73%	3,617,444	6.36%	3,563,632	5.80%	3,664,935	6.58%
Securities:
Taxable	1,100,345	3.84%	549,070	5.04%	991,584	3.88%	509,108	5.61%
Tax-exempt	337,130	6.56%	335,850	6.58%	336,334	6.59%	325,841	6.87%
Total securities	1,437,475	4.48%	884,920	5.63%	1,327,918	4.57%	834,949	6.10%
Federal funds sold	-	0.00%	598	2.01%	2,755	0.24%	13,575	2.65%
Other earning assets (2)	31,911	0.83%	32,357	3.91%	32,055	0.97%	30,060	3.77%
Total earning assets	5,037,692	5.30%	4,554,272	6.18%	4,969,966	5.39%	4,553,884	6.46%
Other assets	624,391		621,838		620,730		682,845
Total Assets	$ 5,662,083		$ 5,176,110		$ 5,590,696		$ 5,236,729

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 456,939	0.68%	$ 432,706	0.82%	$ 452,836	0.64%	$ 429,623	1.27%
Money market accounts	680,008	1.03%	518,629	1.66%	604,735	1.07%	466,035	1.92%
Savings deposits	483,273	0.50%	438,142	0.66%	466,819	0.51%	530,890	0.62%
Certificates of deposit	1,905,645	2.72%	1,679,159	3.62%	1,906,149	2.89%	1,786,016	4.06%
Total interest bearing deposits	3,525,865	1.82%	3,068,636	2.47%	3,430,539	1.95%	3,212,564	2.81%
Federal Home Loan Bank borrowings	574,097	3.85%	557,365	3.94%	583,837	3.85%	491,989	4.00%
Other borrowings	228,514	3.09%	302,842	2.75%	232,982	3.22%	293,645	3.12%
Junior subordinated debt	111,164	4.36%	111,073	6.07%	111,143	5.09%	111,051	6.39%
Total interest bearing liabilities	4,439,640	2.21%	4,039,916	2.80%	4,358,501	2.35%	4,109,249	3.07%
Non-interest bearing demand deposits	521,477		504,232		521,157		496,537
Other liabilities	57,266		43,345		54,407		43,375
Shareholders' equity	643,700		588,617		656,631		587,568

Total Liabilities and Shareholders' Equity	$ 5,662,083		$ 5,176,110		$ 5,590,696		$ 5,236,729

Taxable equivalent net interest spread		3.09%		3.38%		3.04%		3.39%
Taxable equivalent net interest margin		3.35%		3.70%		3.32%		3.69%

(1) Shareholders equity at December 31, 2008 includes preferred stock and warrants issued to the U.S. Treasury in the total amount of $75.0 million.
(2) Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 9
(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31	Sept. 30,
Statement of income	2009	2009	2009	2008	2008
Interest income	$ 65,212	$ 66,079	$ 63,201	$ 67,722	$ 68,675
Interest expense	24,783	26,828	25,074	26,875	28,388
Net interest income	40,429	39,251	38,127	40,847	40,287
Provision for credit losses	16,200	10,269	9,550	15,044	6,457
Net interest income after provision for
credit losses	24,229	28,982	28,577	25,803	33,830
Non-interest income
Trust fees	3,508	3,288	3,353	3,181	3,639
Service charges on deposits	6,648	6,076	5,217	6,083	6,280
Bank-owned life insurance	1,873	897	892	1,111	934
Net securities gains	1,329	2,462	142	374	276
Net gains on sales of mortgage loans	820	297	488	535	595
Other income	4,377	3,289	2,344	1,206	3,246
Total non-interest income	18,555	16,309	12,436	12,490	14,970
Non-interest expense
Salaries and wages	13,920	13,998	13,167	13,553	14,062
Employee benefits	5,240	5,061	4,707	3,739	3,980
Net occupancy	2,572	2,361	2,744	2,428	2,511
Equipment	2,888	2,687	2,542	2,782	2,739
Marketing	1,486	1,720	756	1,210	2,078
FDIC Insurance	1,528	4,322	1,254	157	310
Amortization of intangible assets	806	812	698	939	950
Merger and restructuring expenses	2	192	429	701	539
Other operating expenses	9,263	8,392	8,515	8,220	8,996
Total non-interest expense	37,705	39,545	34,812	33,729	36,165
Income before provision for income taxes	5,079	5,746	6,201	4,564	12,635
Provision for income taxes	(363)	2	752	(1,257)	1,126
Net income	$ 5,442	$ 5,744	$ 5,449	$ 5,821	$ 11,509
Preferred dividends	3,121	1,057	1,055	293	-
Net Income available to Common Shareholders	$ 2,321	$ 4,687	$ 4,394	$ 5,528	$ 11,509

Taxable equivalent net interest income	$ 42,365	$ 41,242	$ 40,019	$ 42,792	$ 42,220

Per common share data
Net income per common share - basic	$ 0.09	$ 0.18	$ 0.17	$ 0.21	$ 0.43
Net income per common share - diluted	$ 0.09	$ 0.18	$ 0.17	$ 0.21	$ 0.43
Dividends declared	$ 0.14	$ 0.28	$ 0.28	$ 0.28	$ 0.28
Book value (period end)	$ 22.30	$ 24.61	$ 24.85	$ 24.82	$ 22.04
Tangible book value (period end) (2)	$ 11.41	$ 13.69	$ 14.00	$ 14.74	$ 11.91
Tangible common book value (period end) (2)	$ 11.41	$ 10.96	$ 11.27	$ 12.02	$ 11.91
Average common shares outstanding - basic	26,567,653	26,567,653	26,561,490	26,560,889	26,550,318
Average common shares outstanding - diluted	26,568,081	26,568,752	26,563,945	26,579,724	26,561,874
Period end common shares outstanding	26,567,653	26,567,653	26,567,653	26,560,889	26,560,889
Period end preferred shares outstanding	-	75,000	75,000	75,000	-
Full time equivalent employees (3)	1,428	1,473	1,448	1,501	1,519

Selected ratios
Return on average assets	0.38%	0.39%	0.42%	0.45%	0.88%
Return on average equity	3.35%	3.48%	3.33%	3.77%	7.78%
Return on average tangible equity (2)	7.48%	7.51%	6.69%	8.39%	16.19%
Yield on earning assets (1)	5.30%	5.24%	5.65%	6.04%	6.18%
Cost of interest bearing liabilities	2.21%	2.34%	2.52%	2.65%	2.80%
Net interest spread (1)	3.09%	2.90%	3.13%	3.39%	3.38%
Net interest margin (1)	3.35%	3.17%	3.47%	3.71%	3.70%
Efficiency (1)	61.89%	68.71%	66.37%	61.01%	63.24%
Average loans to average deposits	87.21%	84.80%	99.94%	101.75%	101.25%
Trust Assets, market value at period end	$ 2,579,384	$ 2,368,578	$ 2,259,987	$ 2,400,211	$ 2,732,514

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(2) See non-GAAP financial measures for additional information relating to the calculation of this item.
(3) The quarter ended March 31, 2009 excludes AmTrust employees which were acquired on March 27, 2009.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 10
(unaudited, dollars in thousands)
Quarter Ended
Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
Asset quality data	2009	2009	2009	2008	2008
Non-performing assets:
Non-accrual loans	$ 67,355	$ 70,021	$ 55,959	$ 31,737	$ 34,384
Renegotiated loans	15,013	11,586	14,580	4,559	-
Total non-performing loans	82,368	81,607	70,539	36,296	34,384
Other real estate and repossessed assets	8,665	2,892	2,754	2,554	2,800
Total non-performing assets	$ 91,033	$ 84,499	$ 73,293	$ 38,850	$ 37,184
Loans past due 90 days or more and accruing	7,767	10,163	5,655	18,810	12,274
Total non-performing assets and loans past due
90 days or more	$ 98,800	$ 94,662	$ 78,948	$ 57,660	$ 49,458
Loans past due 30-89 days	$ 24,833	$ 26,371	$ 37,178	$ 35,606	$ 34,973

Loans past due 90 days or more and
accruing / total loans	0.22%	0.29%	0.16%	0.52%	0.34%
Non-performing loans/total loans	2.35%	2.30%	1.97%	1.01%	0.96%
Non-performing loans and loans past due 90
days or more/total loans	2.57%	2.59%	2.13%	1.53%	1.30%

Non-performing assets/total loans, other
real estate and repossessed assets	2.59%	2.38%	2.05%	1.08%	1.03%
Loans past due 30-89 days/total loans	0.71%	0.74%	1.04%	0.99%	0.97%

Allowance for loan losses
Allowance for loan losses	$ 60,755	$ 58,572	$ 54,252	$ 49,803	$ 43,480
Provision for loan losses	16,200	10,400	9,550	15,000	6,549
Net loan charge-offs	14,017	6,079	5,102	8,652	4,947
Annualized net loan charge-offs /average loans	1.58%	0.68%	0.57%	0.96%	0.55%
Allowance for loan losses/total loans	1.74%	1.65%	1.52%	1.38%	1.21%
Allowance for loan losses/non-performing loans	0.74	x	0.72	x	0.77	x	1.37	x	1.26	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	0.67	x	0.64	x	0.71	x	0.90	x	0.93	x

Quarter Ended
Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
2009	2009	2009	2008	2008
Capital ratios
Tier I leverage capital	7.55%	8.61%	9.72%	10.27%	8.82%
Tier I risk-based capital	10.97%	12.18%	12.70%	13.21%	11.44%
Total risk-based capital	12.23%	13.43%	13.95%	14.46%	12.59%
Shareholders' equity to assets	11.37%	11.32%	12.64%	11.82%	11.37%
Tangible equity to tangible assets (1)	5.75%	6.68%	6.58%	7.90%	6.48%
Tangible common equity to tangible assets (1)	5.75%	5.35%	5.30%	6.44%	6.48%

(1) See non-GAAP financial measures for additional information relating to the calculation of this item.

NON-GAAP FINANCIAL MEASURES							Page 11
The following non-GAAP financial measures used by WesBanco provide information useful to investors in understanding WesBanco’s operating performance and trends, and facilitate comparisons with the performance of WesBanco’s peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in WesBanco’s financial statements.

	Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,
(unaudited, dollars in thousands)	2009	2009	2009	2008	2008	2009	2008
Return on average tangible equity:
Net income (annualized)	$ 21,591	$ 23,039	$ 22,099	$ 23,157	$ 45,786	$ 22,242	$ 43,140
Plus: amortization of intangibles (annualized) (1)	4,920	5,011	4,355	5,747	5,814	4,762	5,902
Net income before amortization of intangibles (annualized)	26,511	28,050	26,454	28,904	51,600	27,004	49,042

Average total shareholder's equity	643,700	662,162	664,277	613,160	588,617	656,631	587,568
Less: average goodwill and other intangibles	(289,470)	(288,780)	(268,662)	(268,592)	(269,859)	(282,380)	(272,338)
Average tangible equity	354,230	373,382	395,615	344,568	318,758	374,251	315,230

Return on average tangible equity	7.48%	7.51%	6.69%	8.39%	16.19%	7.22%	15.56%

	Period End
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2009	2009	2009	2008	2008		`
Tangible book value:
Total shareholders' equity	$ 592,335	$ 653,720	$ 660,201	$ 659,371	$ 585,386
Less: goodwill and other intangible assets	(289,087)	(289,893)	(288,332)	(267,883)	(269,114)
Tangible equity	303,248	363,827	371,869	391,488	316,272

Common shares outstanding	26,567,653	26,567,653	26,567,653	26,560,889	26,560,889

Tangible book value	$ 11.41	$ 13.69	$ 14.00	$ 14.74	$ 11.91

Tangible equity to tangible assets:
Total shareholders' equity	$ 592,335	$ 653,720	$ 660,201	$ 659,371	$ 585,386
Less: goodwill and other intangible assets	(289,087)	(289,893)	(288,332)	(267,883)	(269,114)
Tangible equity	303,248	363,827	371,869	391,488	316,272

Total assets	5,561,091	5,736,941	5,940,073	5,222,041	5,149,937
Less: goodwill and other intangible assets	(289,087)	(289,893)	(288,332)	(267,883)	(269,114)
Tangible assets	5,272,004	5,447,048	5,651,741	4,954,158	4,880,823

Tangible equity to tangible assets	5.75%	6.68%	6.58%	7.90%	6.48%

Tangible common equity to tangible assets:
Total shareholders' equity	$ 592,335	$ 653,720	$ 660,201	$ 659,371	$ 585,386
Less: goodwill and other intangible assets	(289,087)	(289,893)	(288,332)	(267,883)	(269,114)
Less: preferred shareholders' equity	-	(72,560)	(72,441)	(72,332)	-
Tangible common equity	303,248	291,267	299,428	319,156	316,272

Total assets	5,561,091	5,736,941	5,940,073	5,222,041	5,149,937
Less: goodwill and other intangible assets	(289,087)	(289,893)	(288,332)	(267,883)	(269,114)
Tangible assets	5,272,004	5,447,048	5,651,741	4,954,158	4,880,823

Tangible common equity to tangible assets	5.75%	5.35%	5.30%	6.44%	6.48%

Tangible common book value:
Total shareholders' equity	$ 592,335	$ 653,720	$ 660,201	$ 659,371	$ 585,386
Less: goodwill and other intangible assets	(289,087)	(289,893)	(288,332)	(267,883)	(269,114)
Less: preferred shareholders' equity	-	(72,560)	(72,441)	(72,332)	-
Tangible common equity	$ 303,248	$ 291,267	$ 299,428	$ 319,156	$ 316,272

Common shares outstanding	26,567,653	26,567,653	26,567,653	26,560,889	26,560,889

Tangible common book value	$ 11.41	$ 10.96	$ 11.27	$ 12.02	$ 11.91

(1) Tax effected at 35%.